Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Nobility Homes, Inc.

Ocala, Florida

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-102919 and No. 333-193608) of Nobility Homes, Inc., of our report dated January 30, 2025, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ Hancock Askew & Co., LLP

Jacksonville, Florida

January 30, 2026